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                                                                     EXHIBIT 4.6

                                 CERTIFICATE OF
                     DESIGNATION, PREFERENCES AND RIGHTS OF
                    SERIES D $20 CONVERTIBLE PREFERRED STOCK

                                       of

                        INTEGRATED SECURITY SYSTEMS, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

         The undersigned, President of Integrated Security Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the said Board of Directors on August 13, 1999, adopted the following resolutions creating a series of shares of Preferred Stock, par value $.01 per share, designated as Series D $20 Convertible Preferred Stock:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series D $20 Convertible Preferred Stock" and the number of shares constituting such series shall be 150,000.

         Section 2. Dividends. The holders of Series D $20 Convertible Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor (and the Board of Directors shall declare such dividends to the extent funds are legally available therefor), a cash dividend at the rate of $1.80 per annum per share, and no more. Dividends on each share of Series D shall be cumulative from the date of original issue of such share.

         Such dividends shall be paid in four equal quarterly installments on each December 31, March 31, June 30 and September 30 (the "Dividend Payment Dates"), beginning with December 31, 1999. Dividends on account of arrears may be declared and paid at any time, without reference to any Dividend Payment Date. Each dividend shall be paid to the holders of record of



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shares of Series D $20 Convertible Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

         So long as any share of Series D $20 Convertible Preferred Stock remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on shares of the Common Stock or any junior stock (that is, stock ranking junior to the Series D $20 Convertible Preferred Stock either as to dividends or upon liquidation, dissolution or winding up), other than a dividend payable solely in junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of junior stock, or the exchange or conversion of one share of junior stock, in each case, for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), unless all accrued dividends on all outstanding shares of Series D $20 Convertible Preferred Stock for all past quarterly dividend periods shall have been paid and the full dividend thereon for the then current quarterly dividend period shall have been paid or declared and set apart for payment. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds legally available therefor, and the shares of Series D $20 Convertible Preferred Stock shall not be entitled to participate therein.

         Section 3. Voting. The holder of each share of Series D $20 Convertible Preferred Stock shall have the right to one vote for each share of Common Stock, par value $.01, of the Corporation ("Common Stock"), into which such share of Series D $20 Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any meeting of the holders of Common Stock, in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, including without limitation, the election of directors by holders of the Common Stock. Fractional votes shall not be permitted and any fractional voting rights available to any holder of Series D $20 Convertible Preferred Stock on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series D $20 Convertible Preferred Stock held by such holder could be converted) shall be rounded down to the nearest whole number.

         Section 4. Conversion.

                  (1) Beginning on November 15, 2000, each share of Series D $20 Convertible Preferred Stock (and all or any portion of all such shares) may be converted at the option of the Board of Directors of the Corporation at any time, subject to the occurrence of both events described in paragraph (B) of this Section 4, into the number of shares of Common Stock as is determined by dividing the Liquidation Amount (defined below) by the Conversion Price (defined below). The initial Conversion Price shall be $.80, and shall be subject to adjustment



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from time to time as provided in paragraph (D) of this Section 4. Upon the action by the Board of Directors authorizing the conversion of shares of Series D $20 Convertible Preferred Stock, the Corporation shall send notice of such conversion to each holder of Series D $20 Convertible Preferred Stock whose shares are to be so converted.

                  (2) The Corporation shall not have the conversion right described in paragraph (A) of this Section 4 until such time as (i) the closing bid price for the Common Stock, as quoted on NASDAQ, for twenty (20) consecutive trading days exceeds 2.5 times the Conversion Price in effect on such trading days and (ii) the Corporation has had basic earnings per share of Common Stock of greater than $0 for each of the two complete fiscal quarters immediately preceding such conversion.

                  (3) Each share of Series D $20 Convertible Preferred Stock shall be convertible, at the option of the holder thereof, as a whole or in part, at any time and from time to time, by written notice to the Corporation, into the number of shares of Common Stock as is determined by dividing the Liquidation Amount by the Conversion Price then in effect. Before any holder of Series D $20 Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation.

                  (4) In the event the Corporation shall at any time after the date of issuance of the Series D $20 Convertible Preferred Stock (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior to such event shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

                  (5) In connection with the conversion of any shares of the Series D $20 Convertible Preferred Stock, no fractional shares of Common Stock shall be issued. Any fractional shares of Common Stock to which a holder of Series D $20 Convertible Preferred Stock would otherwise be entitled (after aggregating all shares of Common Stock which such holder would receive upon such conversion) shall be rounded down to the nearest whole number.

         Section 5. Reacquired Shares. Any shares of Series D $20 Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.




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         Section 6. Redemption. At any time on or after November 15, 2004, the
Corporation, at the option of the Board of Directors, may redeem shares of Series D $20 Convertible Preferred Stock, at any time and from time to time, in whole or in part, upon notice given as hereinafter specified, at the Liquidation Amount per share in effect on the redemption date.

         Notice of every redemption of shares of Series D $20 Convertible Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and no more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Series D $20 Convertible Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D $20 Convertible Preferred Stock. The giving of such notice will not prohibit the conversion of the Series D $20 Convertible Preferred Stock by any holder in accordance with paragraph (C) of Section 4.

         In case of redemption of only a part of the shares of Series D $20 Convertible Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of Series D $20 Convertible Preferred Stock shall be redeemed from time to time.

         If notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, on and after such redemption date, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

         Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion by the holder thereof pursuant to paragraph (C) of Section 4 subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.



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         Section 7. Liquidation, Dissolution or Winding Up.

                  (1) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D $20 Convertible Preferred Stock unless, prior thereto, the holders of shares of Series D $20 Convertible Preferred Stock shall have received the Liquidation Amount with respect to such shares. "Liquidation Amount" with respect to any share of Series D $20 Convertible Preferred Stock on any date shall mean the sum of (i) $20 and (ii) the amount of any accrued and unpaid dividends with respect to such share on such date. Following the payment of the full amount of the Liquidation Amount, no additional distributions shall be made to the holders of shares of Series D $20 Convertible Preferred Stock.

                  (2) In the event that there are not sufficient assets available to permit payment in full of the Liquidation Amount and the liquidation preferences of all other series of preferred stock of the Corporation, if any, which rank on a parity with the Series D $20 Convertible Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series D $20 Convertible Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

         Section 8. Consolidation, Merger, etc. In the event the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or other securities, cash or any other property, then in any such event each share of Series D $20 Convertible Preferred Stock shall at the same time be similarly exchanged or changed into the aggregate amount of stock, securities, cash and/or any other property, as the case may be, as a holder of Series D $20 Convertible Preferred Stock would have received in such consolidation, merger, combination or other transaction in exchange for the shares of Common Stock issuable upon conversion of one share of Series D $20 Convertible Preferred Stock had the holder converted such share of Series D $20 Convertible Preferred Stock into shares of Common Stock immediately prior to such consolidation, merger, combination or other transaction, at the Conversion Price then in effect. The consolidation, merger, combination or other transaction of the Corporation with one or more other corporations shall not constitute a liquidation, dissolution or winding up of the Corporation within the meaning of paragraph (A) of Section 7.

         Section 9. Ranking. The Series D $20 Convertible Preferred Stock shall rank on a parity with the Corporation's Series A $20 Convertible Preferred Stock, and with all other series of the Corporation's preferred stock as to the distribution of assets, unless the terms of any such series shall provide otherwise.



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         IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true as of October 8, 1999.



                                                     /s/ GERALD K. BECKMANN
                                                     ---------------------------
                                                     Gerald K. Beckmann
                                                     President



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